As filed with the Securities and Exchange Commission on March 28, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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Cole Credit Property Trust V, Inc.
(Exact Name of Registrant as Specified in Its Charter)
 __________________________________________________________________________________________________

Maryland (State or Other Jurisdiction of Incorporation or Organization)	2325 East Camelback Road, 10th Floor Phoenix, Arizona 85016 (602) 778-8700 (Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	46-1958593 (I.R.S. Employer Identification Number)
 __________________________________________________________________________________________________
Nathan D. DeBacker
Chief Financial Officer and Treasurer
Cole Credit Property Trust V, Inc.
2325 East Camelback Road, 10th Floor
Phoenix, Arizona 85016
(602) 778-8700
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)
__________________________________________________________________________________________________
Copies to:
Lauren Burnham Prevost, Esq.
Seth K. Weiner, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000
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Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒
Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A and Class T Common Stock, $0.01 par value per share	3,500,000 shares	$19.64	$68,740,000	$8,332 (2)
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(1)
The proposed maximum offering price per Class A share and Class T share will equal the most recently disclosed estimated net asset value (NAV) per Class A share and Class T Share, respectively, approved by our board of directors, less any special distributions designated by our board of directors. On March 20, 2019, our board of directors established our most recent NAV of $19.64 per Class A share and $19.64 per Class T share. In the event our board of directors updates the NAV for Class A shares or Class T shares, we will update the prices per share accordingly.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.

PROSPECTUS
Cole Credit Property Trust V, Inc.
Distribution Reinvestment Plan
$68,740,000 of Shares of Common Stock
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Cole Credit Property Trust V, Inc. is a Maryland corporation that qualifies and has elected to be taxed as a real estate investment trust (REIT). We primarily acquire income-producing necessity retail properties that are single-tenant properties subject to long-term triple-net or double-net leases with national or regional creditworthy tenants.
We have established a second Amended and Restated Distribution Reinvestment Plan (DRIP) designed to provide existing holders of shares of our common stock, consisting of two classes of shares: Class A common stock, or Class A shares, and Class T common stock, or Class T shares, with a method to designate the cash distributions paid in connection with their shares for reinvestment in additional shares of the same class of common stock through the DRIP. Some of the significant features of the DRIP are as follows:

•	Our current stockholders may purchase additional shares, if desired, by automatically reinvesting their cash distributions in shares under the DRIP.

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Participants in the DRIP generally are required to have the full amount of the cash distributions paid in connection with their shares reinvested in shares through the DRIP. Distributions on Class A shares will be reinvested in Class A shares and distributions on Class T shares will be reinvested in Class T shares.

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The purchase price for shares under the DRIP will equal our most recently disclosed (NAV) for each Class A share and Class T share, respectively, approved by our board of directors, less any special distributions designated by our board of directors. The board of directors determined the most recent estimated per share NAV for each share class to be $19.64 on of March 20, 2019. Therefore, until our board of directors determines a new estimated per share NAV, the purchase price of shares under the DRIP will be $19.64 per Class A share and $19.64 per Class T share, less any special distributions designated by our board of directors.

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Eligible participants may participate in the DRIP by completing and executing a distribution change form. Forms may be obtained at any time by calling Cole Credit Property Trust V Shareholder Relations at (866) 907-2653 or by writing to them at 2325 East Camelback Road, 10th Floor, Phoenix, Arizona 85016. If you are already enrolled in the DRIP, no action is required.

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Participants may terminate participation in the DRIP at any time without penalty by delivering written notice to us. A withdrawal from participation in the DRIP will be effective with respect to distributions for a distribution period only if written notice of termination is received at least ten days prior to the last business day of the distribution period to which such distribution relates.

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We will offer shares pursuant to the DRIP until we sell all $68,740,000 of shares of our common stock in this offering; provided, however, that our board of directors may amend, suspend or terminate the DRIP for any reason, other than an amendment to provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to the DRIP or to revoke a participant’s right to terminate or modify participation in the DRIP, by providing ten days’ written notice to participants in the plan.

•	Cash distributions are still taxable even though they will be reinvested in shares pursuant to the DRIP.

•	There is no public trading market for the shares, and there can be no assurance that a market will develop in the future.

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You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision.

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The Offering:

	Number of Shares Being Offered	Offering Price Per Share		Maximum Proceeds (Before Expenses)
Class A and Class T Common Stock, $0.01 par value per share	3,500,000	$19.64	(1)	$68,740,000
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(1)
The proposed maximum offering price per Class A share and Class T share will equal the most recently disclosed NAV per Class A share and Class T Share, respectively, approved by our board of directors, less any special distributions designated by our board of directors. On March 20, 2019, our board of directors established our most recent NAV of $19.64 per Class A share and $19.64 per Class T share. Therefore, until our board of directors establishes a new estimated per share NAV, the purchase price of shares under the DRIP will be $19.64 per Class A share and $19.64 per Class T share, less any special distributions designated by our board of directors. In the event our board of directors updates the NAV for Class A shares or Class T shares, we will update the prices per share accordingly.

Neither the Securities and Exchange Commission (SEC), the Attorney General of the State of New York, nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted. Cole Credit Property Trust V, Inc. is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 and is not subject to regulation thereunder.
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The date of this prospectus is March 28, 2019

SUITABILITY STANDARDS
We have established minimum suitability standards for investors interested in purchasing shares of our common stock. These minimum suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, furnishings and automobiles, either:

•	a net worth of at least $250,000; or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.
Certain states have established suitability requirements in addition to the minimum standards described above. Shares will be sold to investors in these states only if they meet the additional suitability standards set forth below:

•	Alabama — Investors must have a liquid net worth of at least 10 times their investment in us and our affiliates.

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California — Investors must have either (1) a net worth of at least $250,000, or (2) a gross annual income of at least $75,000 and a net worth of at least $75,000. In addition, the investment must not exceed 10% of the net worth of the investor.

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Idaho — Investors must have either (1) a minimum annual income of $85,000 and a net worth of at least $85,000, or (2) a liquid net worth of at least $300,000. In addition, each investor’s total investment in us must not exceed 10% of the investor’s liquid net worth. For purposes of this limitation, “liquid net worth” is defined as the portion of an investor’s net worth that consists of cash, cash equivalents and readily marketable securities.

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Iowa — Investors must have (excluding the value of their homes, furnishings and automobiles) either (1) a minimum net worth of $100,000 and an annual income of $70,000, or (2) a minimum net worth of $350,000. In addition, investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and all of our affiliates. “Liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

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Kansas — It is recommended by the office of the Kansas Securities Commissioner that investors in Kansas not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded real estate investment trusts. For purposes of this recommendation, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

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Kentucky — No Kentucky investor shall invest, in aggregate, more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in us and our affiliates’ non-publicly traded real estate investment trusts.

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Maine — It is recommended by the Maine Office of Securities that investors in Maine not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. For purposes of this recommendation, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

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Massachusetts — Investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and other direct participation programs. For purposes of this standard, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

•	Missouri and Tennessee — Investors may not invest more than 10% of their liquid net worth (exclusive of home, home furnishings and automobiles) in us.

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Nebraska — Investors must have (excluding the value of their home, furnishings and automobiles) either (1) a minimum net worth of $70,000 and an annual gross income of $100,000, or (2) a minimum net worth of $350,000. In addition, the aggregate investment in us and other non-publicly traded real estate investment trusts must not exceed 10% of the investor’s net worth (excluding the value of their home, furnishings and automobiles). Accredited investors in Nebraska, as defined in 17 C.F.R. § 230.501, are not subject to this limitation.

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New Jersey — Investors must have either (1) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (2) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, investors may not invest more than 10% of their liquid net worth in us, shares of our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts,

i

business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings).

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New Mexico and Ohio — Investors may not invest, in the aggregate, more than 10% of their liquid net worth in us, our affiliates and other non-traded real estate investment programs. For purposes of this limitation, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

•	North Dakota, Oregon and Pennsylvania — Investors must have a net worth of at least 10 times their investment in us.

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Vermont — Accredited investors, as defined in 17 C.F.R. § 230.501, may invest freely in this offering. Non-accredited investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings and automobiles) minus total liabilities.

In the case of sales to fiduciary accounts, the minimum suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares, or by the beneficiary of the account.
Our sponsor and each person or entity selling shares on our behalf shall make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for each investor. In making this determination, our sponsor and each person or entity selling shares on our behalf, based on information provided by you, including your age, investment objectives, income, net worth, financial situation and other investments held by you, considers whether you:

•	meet the minimum income and net worth standards established in your state;

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of an investment in our common stock;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of our common stock;

•	the restrictions on transfer and ownership of our common stock;

•	the background and qualifications of our advisor; and

•	the tax, including ERISA, consequences of an investment in our common stock.
In addition, you must notify us immediately in the event that there is any material change in your financial condition, as compared to information previously provided to us, or inaccuracy of any representation under the subscription agreement for your initial purchase of shares of our common stock. A material change shall include any anticipated or actual material decrease in net worth or annual gross income, or any other material change in circumstances that may be likely to cause you to fail to meet the minimum income and net worth standards set forth above for your initial purchase of shares of our common stock or cause your broker or financial advisor to determine that an investment in shares of our common stock is no longer suitable and appropriate for you.
Restrictions Imposed by the USA PATRIOT Act and Related Acts
In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act) and related acts, the shares offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is acting, directly or indirectly:

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in contravention of any U.S. or international laws and regulations, including without limitation any anti-money laundering or anti-terrorist financing sanction, regulation, or law promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (OFAC) or any other U.S. governmental entity (such sanctions, regulations and laws, together with any supplement or amendment thereto, are referred to herein as the U.S. Sanctions Laws), such that the offer, sale or delivery, directly or indirectly, would contravene such U.S. Sanctions Laws; or

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on behalf of terrorists or terrorist organizations, including those persons or entities that are included on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, as such list may be amended from time to time, or any other lists of similar import as to any non-U.S. country, individual, or entity.

PROSPECTUS SUMMARY
Cole Credit Property Trust V, Inc.
Cole Credit Property Trust V, Inc. is a Maryland corporation, formed on December 12, 2012, that elected to be taxed, and currently qualifies, as a REIT for federal income tax purposes commencing with the taxable year ended December 31, 2014. Our primary investment objectives are:

•	to acquire quality retail commercial real estate properties, net leased under long-term leases to creditworthy tenants, which provide current operating cash flows;

•	to provide reasonably stable, current income for you through the payment of cash distributions; and

•	to provide the opportunity to participate in capital appreciation in the value of our assets.
We acquire and operate, a diversified portfolio of core commercial real estate assets primarily consisting of necessity retail properties located throughout the United States. In addition, we may further diversify our portfolio by making and investing in mortgage, mezzanine, bridge and other loans secured, directly or indirectly, by the same types of properties that we may acquire directly, or with the same types of creditworthy companies that we otherwise target as tenants for our properties. We also may acquire majority or minority interests in other entities (or business units of such entities) with investment objectives similar to ours or with management, investment or development capabilities that our advisor deems desirable or advantageous to acquire.
Our offices are located at 2325 East Camelback Road, 10th Floor, Phoenix, Arizona 85016. Our telephone number is 866-907-2653. Our fax number is 877-616-1118, and the e-mail address of our shareholder relations department is shareholderrelations@cimgroup.com. The website address for us and our sponsor is www.cimgroup.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.
On March 18, 2014, we commenced our initial public offering of shares of our common stock. At the commencement of our initial public offering, we offered a maximum of $2,500,000,000 in shares of a single class of our common stock (now referred to as Class A shares) to the public on a “best efforts” basis for $25.00 per share in our primary offering and a maximum of $475,000,000 in shares of the same class of common stock pursuant to our distribution reinvestment plan for $23.75 per share. In connection with the initial determination of our estimated per share NAV by our board of directors, effective as of April 11, 2016, the offering price for Class A shares was $26.37 per share in our primary offering and $24.00 per share pursuant to our distribution reinvestment plan. Commencing April 29, 2016, we offered up to an aggregate of $2,500,000,000 in shares of our common stock pursuant to our primary offering, consisting of two classes of shares: Class A common stock, or Class A shares, at a price of up to $26.37 per share (up to $1,375,000,000 in shares) and Class T common stock, or Class T shares, at a price of up to $25.26 per share (up to $1,125,000,000 in shares). We also offered up to $475,000,000 in shares of common stock pursuant to our distribution reinvestment plan at a purchase price of $24.00 per Class A share and $24.00 per Class T share. The offering prices for shares on or after April 11, 2016 were based on our estimated per share NAV as of both February 29, 2016 and December 31, 2016, as determined by our board of directors on April 8, 2016 and March 24, 2017, respectively, plus any applicable up-front selling commissions and dealer manager fees. We terminated our initial public offering on August 1, 2017.
Following the termination of our initial public offering, we commenced our follow-on offering of up to an aggregate of $1,200,000,000 in shares of common stock in our primary offering. We offered up to $660,000,000 in Class A shares and up to $540,000,000 in Class T shares in the primary portion of our follow-on offering and up to $300,000,000 in shares of our common stock pursuant to our distribution reinvestment plan. Until March 28, 2018, we offered Class A shares in the primary offering at a price of up to $26.37 per share and Class T shares in the primary offering at a price of up to $25.26 per share, as well as both Class A shares and Class T shares in our distribution reinvestment plan at a purchase price of $24.00 per share. As a result of the updated estimated per share NAV as of December 31, 2017, commencing on March 29, 2018, we offered Class A shares in the primary offering at a price of up to $24.37 per share and Class T shares in the primary offering at a price of up to $23.35 per share, as well as both Class A shares and Class T shares in our distribution reinvestment plan at a purchase price of $22.18 per share. As a result of the updated estimated per share NAV as of December 31, 2018, commencing on March 26, 2019, we offered both Class A shares and Class T shares in our distribution reinvestment plan at a purchase price of $19.64 per share.
On November 26, 2018, our board of directors approved the termination of the primary portion of the offering, which termination was effective on December 31, 2018. As of January 31, 2019, we had received and accepted subscriptions in our initial offering and our follow-on offering for approximately 18.2 million shares of our common stock (16.3 million Class A shares and 1.9 million Class T shares), including approximately 16.5 million shares sold pursuant to the primary offering and approximately 1.7 million shares sold pursuant to our distribution reinvestment plan. We have received a total of approximately

$455.2 million in gross offering proceeds as of January 31, 2019. We will stop offering shares pursuant to the distribution reinvestment plan component of our follow-on offering before we begin offering shares under this prospectus.
As of January 31, 2019, we owned 141 properties, comprising approximately 3.5 million gross rentable square feet of commercial space, including the square footage of buildings that are on land subject to ground leases, located in 34 states, which were 98.8% leased with a weighted average lease term remaining of 10.4 years.
Our Sponsor
Our sponsor is CCO Group, a group of affiliated entities owned and controlled by CIM, including CCO Group, LLC, CCO Capital and other affiliates of our advisor.
Our Advisor
Cole REIT Management V, LLC, a Delaware limited liability company (CR V Management), is our advisor. Pursuant to contractual arrangements, CR V Management is responsible for managing our affairs on a day-to-day basis, identifying and making acquisitions on our behalf, and recommending to our board of directors an approach for providing our stockholders with liquidity. The agreement with CR V Management is for a one-year term and is reconsidered for renewal on an annual basis by our board of directors.
Our Operating Partnership
Substantially all of our business is conducted through our operating partnership, Cole Operating Partnership V, LP (CCPT V OP), a Delaware limited partnership. We may, however, own assets directly, through subsidiaries of CCPT V OP or through other entities. We are the sole general partner of CCPT V OP, and CRI REIT V, LLC, our wholly-owned subsidiary, is the initial limited partner of CCPT V OP. As the sole general partner of CCPT V OP, we have the exclusive power to manage and conduct the business of CCPT V OP.
Our Management
We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. We have a board of directors comprised of five members, a majority of whom are independent directors. Our charter requires that a majority of our directors be independent of our advisor. Our charter also provides that our independent directors will be responsible for reviewing the performance of our advisor and approving the compensation paid to our advisor and its affiliates. Although we have executive officers who manage our operations, we do not have any paid employees.
Our REIT Status
As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code of 1986, as amended, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). If we fail to maintain our qualification as a REIT in any year, we will be subject to tax on our taxable income at regular corporate rates. In addition, we will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost, unless we are entitled to relief under specific statutory provisions. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.
Terms of the Offering
Pursuant to this prospectus, we are offering up to $68,740,000 in shares of our common stock to our existing stockholders pursuant to the DRIP. The per share purchase price for Class A shares and Class T shares under the DRIP will equal the most recently disclosed estimated per share NAV for each share class approved by our board of directors, less any special distributions designated by our board of directors. The board of directors determined the most recent estimated per share NAV to be $19.64 per Class A share and $19.64 per Class T share on March 20, 2019. Therefore, until our board of directors determines a new estimated per share NAV for each share class, the purchase price of shares under the DRIP will be $19.64 per Class A share and $19.64 per Class T share, less any special distributions designated by our board of directors. We will offer shares under the DRIP pursuant to this prospectus until we sell all $68,740,000 of shares of common stock in this offering; provided, however, that our board of directors may amend, suspend or terminate the DRIP for any reason, other than an amendment to provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to the DRIP or to revoke a participant’s right to terminate or modify participation in the DRIP, by providing ten days’ written notice to participants in the plan. We reserve the right to allocate the shares offered among the classes of shares. This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.
Distribution Reinvestment Plan
This prospectus describes the DRIP, which is designed to offer our existing stockholders a method for purchasing additional shares of our common stock by reinvesting cash distributions without paying any selling commissions, fees or service charges. Regardless of your participation in our DRIP, you will be taxed on your distributions to the extent they constitute taxable income, and participation in our DRIP would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. Other than certain amendments as described above, we may amend, suspend or terminate the DRIP in our discretion at any time upon ten days’ written notice to plan participants.
Use of Proceeds
The proceeds raised pursuant to the DRIP will be used for general corporate purposes, including, but not limited to, investment in real estate and other real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share redemption program.
Incorporation by Reference
This prospectus incorporates by reference several documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, our 2018 proxy statement (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017), as well as all future documents we file pursuant to certain sections of the Securities Exchange Act of 1934, as amended (Exchange Act). These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS
You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our most recent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the information in this prospectus contains forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our business and industry. You can generally identify forward-looking statements by our use of forward-looking terminology, such as “may,” “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “would, “ “could,” “should” and variations of these words and similar expressions. Discussions containing these forward-looking statements may be found, among other places, in the “Use of Proceeds” section of this prospectus and the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as well as any similar statements contained in future Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K which are hereby incorporated by reference upon their subsequent filing with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, that could cause actual results to differ materially from those anticipated in the forward-looking statements.
Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

SUMMARY OF OUR DISTRIBUTION REINVESTMENT PLAN
Purpose of the DRIP
The DRIP is designed generally to offer our existing stockholders a method of purchasing additional shares of our common stock by reinvesting cash distributions without paying any selling commissions, fees or service charges. We will use the proceeds received from sales of the shares for general corporate purposes, including, but not limited to, investment in real estate and other real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share redemption program. See Appendix A to this prospectus for the full text of the DRIP.
How to Enroll in the DRIP
You can participate in the DRIP if you currently own shares of our common stock and such shares are registered in your name. If you have shares registered in the name of someone else (for example, with a bank, broker or trustee), to enroll in the DRIP, you will need to arrange for that entity to transfer ownership of the shares to you.
Eligible persons may join the DRIP at any time by completing and executing a distribution change form and returning it to Cole REIT c/o DST Systems, Inc. at P.O. Box 219312, Kansas City, Missouri 64121-9312. Forms may be obtained at any time by calling (866) 907-2653 or by going to our website at www.cimgroup.com/strategies/individual/for-shareholders. Participation in the DRIP will commence with the next distribution payable after receipt of your election to participate, provided it is received at least ten days prior to the last business day of the distribution period to which such distribution relates. If you are already enrolled in the DRIP, no action is required.
You will remain a participant of the DRIP until you deliver to us written notice of your desire to terminate your participation (described more fully below under the heading “Terminating Your Participation in the DRIP”).
Reinvestment of Your Distributions
If you choose to participate in the DRIP, the DRIP’s administrator will receive all cash distributions on the shares registered in your name and will apply such distributions to purchase additional shares for you directly from us. Distributions on Class A shares will be reinvested in Class A shares and distributions on Class T shares will be reinvested in Class T shares. Participants generally are required to have the full amount of their cash distributions with respect to all shares owned by them reinvested pursuant to the DRIP. However, the DRIP’s administrator has the sole discretion, upon the request of a DRIP participant, to accommodate such participant’s request for less than all of its securities to be subject to participation in the DRIP.
The distributions paid on shares acquired through the DRIP will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.
Source and Purchase Price of the Shares
There is no public trading market for the shares of our common stock, and there can be no assurance that a market will develop in the future. The purchase price for shares under the DRIP will equal our most recently disclosed NAV for each Class A and Class T share, respectively, approved by our board of directors, less any special distributions designated by our board of directors. As disclosed in a Current Report on Form 8-K filed with the SEC on March 26, 2019, the board of directors determined the most recent estimated per share NAV of our common stock to be $19.64 per Class A share and $19.64 per Class T share on March 20, 2019. Therefore, until our board of directors determines a new estimated per share NAV for each share class, the purchase price of shares under the DRIP will be $19.64 per Class A share and $19.64 per Class T share, less any special distributions designated by our board of directors. The selling price may not be indicative of the price at which the shares may trade if they were listed on an exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.
When Shares Will Be Purchased
Shares will be purchased for you under the DRIP promptly following the payment date with respect to such distributions on Class A shares and distributions on Class T shares to the extent shares are available for purchase under the DRIP. If sufficient shares are not available, any distribution funds that have not been invested in shares within 30 days after receipt and, in any event, by the end of the fiscal quarter in which they are received, will be distributed, along with any interest earned on such funds, to the respective DRIP participant. We intend to pay distributions monthly.
Cost of Participating in the Program
We will not charge you any brokerage commissions, dealer manager fees, distribution and stockholder servicing fees, or service charges when you purchase shares under the DRIP. All costs of administration of the DRIP will be borne by us.

Tracking Your Investment
Within 90 days after the end of each calendar year, the DRIP’s administrator will mail you a statement of account describing your distributions received, the number of shares purchased, and the per share purchase price for such shares pursuant to the DRIP during the prior year. You are required to notify us in the event that there is any material change in your financial condition or if any representation made by you under the subscription agreement for your initial purchase of securities becomes inaccurate. Tax information regarding your participation in the DRIP will be sent to you at least annually.
In addition, our annual report contains information regarding our history of distribution payments. This annual report is mailed to our stockholders each year.
Book-Entry Evidence for Shares Acquired Under the DRIP
All shares that you purchase through the DRIP are recorded in your name on our books. No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in the DRIP will be shown on your regular statement of account.
Selling Shares Acquired Under the DRIP
You may sell the shares purchased through the DRIP, and your other shares, at any time, subject to any restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a REIT. However, there is currently no liquid market for our shares, and we do not expect one to develop. Consequently, there may not be a readily available buyer for your shares. Your transfer of shares will terminate participation in the DRIP with respect to such transferred shares as of the first day of the distribution period in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to the DRIP’s administrator that such transferee meets the requirements for participation in the DRIP and affirmatively elects to participate by delivering an executed distribution change form or other instrument required by the DRIP’s administrator.
Terminating Your Participation in the DRIP
You may terminate or modify your participation in the DRIP at any time upon written notice to the DRIP’s administrator. To be effective for any distribution period, such notice must be received by the DRIP’s administrator at least ten days prior to the last business day of the distribution period to which it relates. Our DRIP’s administrator may suspend or terminate your individual participation in the DRIP at any time by providing ten days’ prior written notice to you. After suspension or termination of your participation in the DRIP, the DRIP’s administrator will send you a check for the amount of any distributions in your account that have not been invested in shares. Any future distributions with respect to your shares made after the effective date of the termination of your participation in the DRIP will be sent directly to you.
Tax Consequences of Your Participation in the DRIP
The reinvestment of distributions does not relieve you of any income tax which may be payable on such distributions. Distributions paid by us to you are treated as dividends to the extent that we have earnings and profits for federal income tax purposes. Any amount distributed in excess of our earnings and profits is applied as a return of capital, which results in a reduction in the adjusted basis of your shares. Once your adjusted basis in the shares is reduced to zero, any excess is treated as gain from the sale of shares.
If you participate in the DRIP, you will realize distributions equal to the value of the shares received, even though you purchased shares and did not receive any cash. These deemed distributions will be treated as actual dividends (to the extent that we have earnings and profits for federal income tax purposes) paid from us to you and will retain the character and tax effects applicable to all dividends. One noteworthy tax effect is that REIT distributions generally are not considered “qualified dividend income” and thus are not eligible for the reduced tax rates otherwise available to non-corporate stockholders. Subject to narrow exceptions, REIT distributions, including deemed distributions under the DRIP, will be subject to tax at ordinary income rates to the extent that we have earnings and profits for federal income tax purposes. In addition, as long as we remain qualified as a REIT, corporate stockholders will not be eligible for the dividends received deduction for any distributions received from us, including DRIP distributions. The shares received by you pursuant to the DRIP will have a holding period beginning with the day after the purchase, and a tax basis equal to their cost, which is the gross amount of the deemed distribution.
Tax-exempt stockholders, including individual retirement accounts, Keogh Plans, 401(k) plans and charitable remainder trusts, generally will not have to pay any taxes on distributions, including distributions reinvested under the DRIP. However, if a tax-exempt stockholder borrows to acquire shares, or if we become a pension-held REIT, distributions can be taxable.
The income tax consequences for participants who do not reside in the United States may vary from jurisdiction to jurisdiction.

The above discussion regarding the tax consequences of participating in the DRIP is intended only as a general discussion of the current federal income tax consequences of participating in the DRIP. Since each eligible participant’s financial situation is different, you should consult your individual tax advisor concerning any tax questions you may have about participation in the DRIP.
Amendment, Suspension, or Termination of the DRIP
We reserve the right to amend any aspect of the DRIP at our sole discretion and without the consent of stockholders, provided that notice of any amendment is mailed to participants at least ten days prior to the effective date of that amendment and provided that we may not amend the DRIP to provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to the DRIP or to revoke a participant’s right to terminate or modify participation in the DRIP. We also reserve the right to suspend or terminate a participant’s individual participation in the DRIP, and we reserve the right to suspend or terminate the DRIP itself for any reason in our sole discretion at any time, by sending ten days’ prior written notice of suspension or termination to the individual participant or, upon suspension or termination of the DRIP, to all participants.
After suspension or termination of the DRIP or termination of your participation in the DRIP, the DRIP’s administrator will send you a check for the amount of any distributions in your account that have not been invested in shares. Any future distributions with respect to your shares made after the effective date of the suspension or termination of the DRIP will be sent directly to you.
Voting Rights of Shares Acquired Under the DRIP
Shares in your DRIP account will be voted as you direct. As a stockholder, you will receive proxy information in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your DRIP account. You may also vote your shares, including those credited to your DRIP account, in person at any annual or special meeting of stockholders.
Our Liability Under the DRIP
Neither our company nor any third party administrator of the DRIP has any responsibility or liability as to the value of the shares or any change in the value of the shares acquired for each participant’s account, and neither our company nor any third party administrator of the DRIP will be liable for any act done in good faith, or for any good faith omission to act. In addition, our charter provides that we will generally indemnify and hold harmless a director, an officer, or our advisor or any affiliate of our advisor acting as our agent and their respective officers, directors, managers and employees against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.
We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.
The general effect to stockholders of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.
The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (Securities Act), is against public policy and unenforceable. Indemnification of our directors, our officers, our advisor or affiliates of our advisor will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, we have been advised that in the opinion of certain state securities commissioners, indemnification is also contrary to public policy and therefore unenforceable.
YOU SHOULD RECOGNIZE THAT YOU MAY NOT EARN A PROFIT, AND MAY INCUR A LOSS, ON THE SHARES YOU ACQUIRE UNDER THE DRIP.
Governing Law
The DRIP and the DRIP’s participants’ election to participate in the DRIP will be governed by the laws of the State of Maryland.
Contact for Documents Regarding the DRIP
All requests for forms regarding the DRIP and documents incorporated by reference into this prospectus should be sent to:
COLE CREDIT PROPERTY TRUST V, INC. SHAREHOLDER RELATIONS
2325 East Camelback Road, 10th Floor
Phoenix, Arizona 85016
(866) 907-2653

USE OF PROCEEDS
The proceeds raised pursuant to the DRIP will be used for general corporate purposes, including, but not limited to, investment in real estate and other real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share redemption program. We cannot predict with any certainty how much DRIP proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.
We will pay actual expenses incurred in connection with the registration and offering of the DRIP shares, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees, and other accountable offering expenses, in our sole discretion. These offering expenses are currently estimated to be approximately $81,445 (or less than 1% of the maximum DRIP proceeds).

PLAN OF DISTRIBUTION
We are offering a maximum of $68,740,000 of shares to our current stockholders through the DRIP. Distributions on Class A shares will be reinvested in Class A shares and distributions on Class T shares will be reinvested in Class T shares. We reserve the right to allocate the shares offered among the classes of shares. The per share purchase price for shares under the DRIP will equal our most recently disclosed estimated per share NAV for each share class of our common stock, less any special distributions designated by our board of directors. The board of directors determined the most recent estimated per share NAV of our common stock to be $19.64 per Class A share and $19.64 per Class T share on March 20, 2019. Therefore, until our board of directors determines a new estimated per share NAV for each share class of our common stock, the purchase price of shares under the DRIP will be $19.64 per Class A share and $19.64 per Class T share, less any special distributions designated by our board of directors. We have no basis for estimating the number of shares that will be sold.
We will not engage any person to participate in or facilitate the distribution of shares under the DRIP, and we will not pay any selling commissions, dealer manager fees, distribution and stockholder servicing fees or any other remuneration in connection with the sale of shares pursuant to the DRIP.

LEGAL MATTERS
Venable LLP, Baltimore, Maryland, has passed upon the legality of the common stock offered hereby.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Cole Credit Property Trust V, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the DRIP is terminated comprise the incorporated documents:

(1)	The description of our shares contained in our Registration Statement on Form S-11 (Registration No. 333-215274) filed with the SEC on December 12, 2016, as amended;

(2)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 26, 2019;

(3)
Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the SEC on May 15, 2018, August 13, 2018 and November 13, 2018, respectively;

(4)
Our Definitive Proxy Statement filed with the SEC on April 12, 2018 (solely to the extent specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2017); and

(5)
Our Current Reports on Form 8-K filed with the SEC on February 1, 2018, March 30, 2018, May 15, 2018, June 22, 2018, August 14, 2018, August 24, 2018, November 14, 2018, December 12, 2018 and March 26, 2019.

It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this prospectus.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference). Requests should be directed to Cole Credit Property Trust V Investor Services at 2325 E. Camelback Road, 10th Floor, Phoenix, Arizona 85016, Attention: Shareholder Relations, or contact our offices at (866) 907-2653.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Exchange Act. Therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy reports, proxy statements and other documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants. This prospectus does not contain all information set forth in the Registration Statement on Form S-3 filed with the SEC, as amended, and exhibits thereto which we have filed with the SEC under the Securities Act and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

Cole Credit Property Trust V, Inc.
Prospectus
Distribution Reinvestment Plan
$68,740,000 in Class A Shares and Class T Shares of Common Stock

ALPHABETICAL INDEX	Page
Cautionary Note Regarding Forward-Looking Statements	5
Experts	12
Incorporation of Certain Information by Reference	12
Legal Matters	12
Plan of Distribution	11
Prospectus Summary	1
Risk Factors	4
Suitability Standards	i
Summary of Our Distribution Reinvestment Plan	6
Use of Proceeds	10
Where You Can Find More Information	13

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation.
This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

March 28, 2019

APPENDIX A
SECOND AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PLAN
COLE CREDIT PROPERTY TRUST V, INC.

Cole Credit Property Trust V, Inc., a Maryland corporation (the “Company”), has adopted this Second Amended and Restated Distribution Reinvestment Plan (the “Plan”), to be administered by the Company or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.
1. Election to Participate. Any holder of shares of Class A common stock of the Company, par value $.01 per share (the “Class A Shares”), and Class T common stock of the Company, par value $.01 per share (the “Class T Shares” and collectively with the Class A Shares, the “Shares”), may become a Participant in the Plan by making a written election to participate in the Plan on such purchaser’s subscription agreement at the time of subscription for Shares or by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Shares to be subject to participation in the Plan.
2. Distribution Reinvestment. The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Company with respect to Shares of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payment after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last business day of the period to which such Distribution relates. The election will apply to all Distributions attributable to such period and to all periods thereafter, unless and until termination of participation in the Plan, in accordance with Section 7. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Company’s board of directors (the “Board”). If the period for Distribution payments shall be changed, then this paragraph shall also be changed, without the need for advance notice to Participants.
3. General Terms of Plan Investments.
The Administrator will apply all Distributions subject to this Plan, as follows:
(a) The Administrator will invest Distributions on Class A Shares in Class A Shares and will invest Distributions on Class T Shares in Class T Shares, in each case at a per share price equal to the most recently disclosed per share net asset value as determined in accordance with the Company’s valuation policy less the aggregate distributions per Class A Share and Class T Share of any net sale proceeds from the sale of one or more of the Company’s assets, or other special distributions so designated by the Board, distributed to stockholders. No advance notice of pricing pursuant to this Paragraph 3(a) shall be required other than to the extent the issue is a material event requiring the public filing of a Form 8-K.
(b)The Administrator will invest Distributions in Shares that are registered with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to an effective registration statement for Shares for use in the Plan.
(c) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.
(d) Dealer manager fees will not be paid for the Shares purchased pursuant to the Plan.
(e) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.
(f) Distributions on Class A Shares will be reinvested in Class A Shares and Distributions on Class T Shares will be reinvested in Class T Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be returned to the respective Participant.
(g) Participants may acquire fractional Shares, computed to three decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.
(h) A Participant will not be able to acquire Shares under the Plan to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s charter, as amended, unless exempted by the Board.
4. Absence of Liability. Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act hereunder.
5. Reports to Participants. Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.
6. Taxes. Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.
7. Termination.
(a) A Participant may terminate or modify his or her participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last business day of the Distribution Period to which it relates.
(b) A Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.
(c) In the event that a Participant requests a redemption of all of the Participant’s Shares, the Participant will be deemed to have given written notice to the Administrator, at the time the redemption request is submitted, that the Participant is terminating his or her participation in the Plan, and is electing to receive all future distributions in cash. This election will continue in effect even if less than all of the Participant’s Shares are redeemed unless the Participant notifies the Administrator that he or she elects to resume participation in the Plan.
8. State Regulatory Restrictions. The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.
9. Amendment, Suspension or Termination by Company.
(a) The terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant, provided, however, the Company may not amend the Plan to (a) provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to this Plan or (b) to revoke a Participant’s right to terminate or modify his participation in the Plan.
(b) The Administrator may suspend or terminate a Participant’s individual participation in the Plan and the Company may suspend or terminate the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.
(c) After suspension or termination of the Plan or suspension or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the suspension or termination of the Participant’s participation will be sent directly to the former Participant.
10. Participation by Limited Partners of Cole Operating Partnership V, LP. For purposes of this Plan, “stockholders” shall be deemed to include limited partners of Cole Operating Partnership V, LP (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.
11. Governing Law. This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.
12. Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Investor Services Department, 2325 East Camelback Road, 10th Floor, Phoenix, Arizona 85016, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses to be paid by us while issuing and distributing the common stock being registered. All amounts are estimates and assume the sale of $68,740,000 of shares of our common stock, except the SEC’s registration fee.

SEC registration fee	$8,332
Printing and postage expenses	4,613
Legal fees and expenses	25,000
Accounting fees and expenses	18,500
Blue sky fees and expenses	25,000
Total expenses	$81,445

Item 15.	Indemnification of the Officers and Directors
The Maryland General Corporation Law, as amended (the MGCL), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to us and our stockholders for money damages subject to certain limitations under Maryland law and the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association (NASAA REIT Guidelines).
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.
Our charter provides that we shall indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to a director, an officer, our advisor or any affiliate of our advisor in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity. We may, with the approval of our board of directors or any duly authorized committee thereof, provide such indemnification and advance of expenses to our employees and agents, subject to the limitations of Maryland law and our charter.
However, under our charter, we shall not indemnify a director, our advisor or any affiliate of our advisor for any liability or loss suffered by such person, nor shall we provide that such person be held harmless for any loss or liability suffered by us, unless all of the following additional conditions are met: (i) the indemnitee has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the indemnitee was acting on our behalf or performing services for us; (iii) such liability or loss was not the result of (A) negligence or misconduct by the non-independent directors, our advisor or its affiliates; or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from stockholders. Notwithstanding the foregoing, our directors, our advisor or its affiliates shall not be indemnified by us for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.
Our charter provides that the advancement of funds to our directors, our advisor or our advisor’s affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (ii) such indemnitee provides us with written affirmation of such indemnitee’s good faith belief that he, she or it has met the standard of conduct necessary for indemnification; (iii) the legal action is initiated by a third party who is not a stockholder, or if the legal action is initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (iv) such indemnitee agrees in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such persons are found not to be entitled to indemnification.
We also have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Item 16.	Exhibits.
The following exhibits are included, or incorporated by reference, in this Form S-3 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description

4.1
Articles of Amendment and Restatement of Cole Credit Property Trust V, Inc. dated February 7, 2014 (Incorporated by reference by Exhibit 3.1 to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-189891), filed February 10, 2014).

4.2
Articles of Amendment to the Articles of Amendment and Restatement of Cole Credit Property Trust V, Inc. dated March 7, 2014 (Incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (File No. 333-189891), filed March 13, 2014).

4.3
Articles of Amendment to the Articles of Amendment and Restatement of Cole Credit Property Trust V, Inc., filed on March 4, 2016 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 000-55437), filed March 8, 2016).

4.4
Articles Supplementary to the Articles of Amendment and Restatement of Cole Credit Property Trust V, Inc., filed on March 4, 2016 (Incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K (File No. 000-55437), filed March 8, 2016).

4.5
Articles of Amendment to the Articles of Amendment and Restatement of Cole Credit Property Trust V, Inc., filed on August 2, 2017 (Incorporated by reference to Exhibit 3.6 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (File No. 333-215274), filed August 2, 2017).

4.6
Amended and Restated Bylaws of Cole Credit Property Trust V, Inc. effective February 7, 2014 (Incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-189891), filed February 10, 2014).

4.7
Agreement of Limited Partnership of Cole Operating Partnership V, LP, by and between Cole Credit Property Trust V, Inc. and the limited partners thereto, dated February 7, 2014 (Incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-189891), filed February 10, 2014).

4.8*	Second Amended and Restated Distribution Reinvestment Plan (Included as Appendix A to the prospectus).

5.1*	Opinion of Venable LLP as to the legality of securities.

23.1*	Consent of Venable LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (Included on Signature Page).

_________________________
*    Filed herewith

Item 17.	Undertakings.
1. The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)  To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above and this clause (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than registration statements relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 28th day of March, 2019.

COLE CREDIT PROPERTY TRUST V, INC.

By:	/s/ Nathan D. DeBacker
Nathan D. DeBacker
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Avraham Shemesh and Nathan D. DeBacker, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Avraham Shemesh	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	March 28, 2019
Avraham Shemesh

/s/ Nathan D. DeBacker	Chief Financial Officer and Treasurer (Principal Financial Officer)	March 28, 2019
Nathan D. DeBacker

/s/ Jeffrey R. Smith	Vice President of Accounting (Principal Accounting Officer)	March 28, 2019
Jeffrey R. Smith

/s/ Marcus E. Bromley	Independent Director	March 28, 2019
Marcus E. Bromley

/s/ Robert A. Gary, IV	Independent Director	March 28, 2019
Robert A. Gary, IV

/s/ Calvin E. Hollis	Independent Director	March 28, 2019
Calvin E. Hollis

/s/ Richard S. Ressler	Director	March 28, 2019
Richard S. Ressler